 EXHIBIT 99.1

GENERAL FINANCE CORPORATION REPORTS SECOND QUARTER RESULTS FOR FISCAL YEAR 2019

PASADENA, CA – February 11, 2019 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand (the “Company”), today announced its consolidated financial results for the second quarter and six months (“YTD”) ended December 31, 2018.

Second Quarter 2019 Highlights
●
Total revenues were $98.0 million, compared to $92.1 million for the second quarter of fiscal year 2018.
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Leasing revenues, excluding the oil and gas sector and foreign currency exchange rates, increased by 16% over the second quarter of fiscal year 2018.
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Leasing revenues comprised 67% of total non-manufacturing revenues versus 60% for the second quarter of fiscal year 2018.
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Adjusted EBITDA was $29.7 million, compared to $25.2 million in the second quarter of fiscal year 2018, an increase of 18%.
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Adjusted EBITDA margin was 30%, compared to 27% in the second quarter of fiscal year 2018.
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Net loss attributable to common shareholders was $5.1 million, or $0.17 per diluted share, compared to net income attributable to common shareholders of $2.1 million, or $0.08 per diluted share, for the second quarter of fiscal year 2018. Included in these results were non-cash charges of $9.3 million and $1.7 million in fiscal years 2019 and 2018, respectively, for the change in valuation of the stand-alone bifurcated derivatives in our Asia-Pacific convertible note.
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Average fleet unit utilization was 84%, compared to 82% in the second quarter of fiscal year 2018.
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Entered two new markets with one greenfield location in North America and one in the Asia-Pacific region.
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One accretive acquisition completed in North America during the quarter.

YTD 2019 Highlights
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Total revenues were $195.8 million, compared to $169.0 million for the first six months of fiscal year 2018.
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Leasing revenues, excluding the oil and gas sector and foreign currency exchange rates, increased by 14%.
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Leasing revenues comprised 64% of total non-manufacturing revenues versus 63% for the first six months of fiscal year 2018.
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Adjusted EBITDA was $56.7 million, compared to $42.8 million for the first six months of fiscal year 2018, an increase of 32%.
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Adjusted EBITDA margin was 29%, compared to 25% for the first six months of fiscal year 2018.
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Net loss attributable to common shareholders was $5.3 million, or $0.18 per diluted share, compared to net income attributable to common shareholders of $1.1 million, or $0.04 per diluted share, for the first six months of fiscal year 2018. Included in these results were non-cash charges of $12.8 million and $1.7 million in fiscal years 2019 and 2018, respectively, for the change in valuation of the stand-alone bifurcated derivatives in our Asia-Pacific convertible note.
●
Average fleet unit utilization was 83%, compared to 80% in the first six months of fiscal year 2018.
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Entered two new markets with one greenfield location in North America and one in the Asia-Pacific region.
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Four accretive acquisitions were completed, three in North America and one in the Asia-Pacific during the six- month period.

Management Commentary

"We are extremely pleased with our strong performance for the second quarter of fiscal year 2019, where we delivered our highest quarterly level of revenues and adjusted EBITDA in the history of the Company,” said Jody Miller, President and Chief Executive Officer. “Our North American leasing operations again generated record results, driven by overall strength in unit growth, fleet utilization and average lease rate. Our core portable storage business performance exceeded our expectations, benefitting from strong demand across all product lines. We continue to experience significantly improved results in our liquid containment business, due to a healthy oil and gas market in Texas, combined with our superior customer service and safety record. Our Asia-Pacific region delivered solid results, driven by higher leasing revenues in local currency, despite being impacted by declines in the Australian dollar relative to the U.S. dollar.”

Charles Barrantes, Executive Vice President and Chief Financial Officer, added, “Our second quarter results exceeded our expectations and mark the eighth consecutive quarter where we have delivered year-over-year growth in adjusted EBITDA. During the quarter, we paid off the entire FILO portion of our North American credit facility, replacing this higher-cost debt with lower-cost revolver borrowings on the credit facility; which we also amended and expanded, freeing up additional borrowing base capacity. Our strong financial performance has enabled us to end the quarter with a net leverage ratio of four times, our lowest level in four years.”

Mr. Miller concluded, “We are proud to announce that with the three new locations added during the second quarter, we now have a total of 100 branch locations across our two geographic venues.”

Second Quarter 2019 Operating Summary

North America
Revenues from North American leasing operations for the second quarter of fiscal year 2019 totaled $63.9 million, compared with $51.1 million for the second quarter of fiscal year 2018, an increase of 25%. Leasing revenues increased by 24% on a year-over-year basis, most notably in the oil and gas, commercial and construction sectors. Sales revenues increased by 27%, driven by increases across most sectors, but primarily in the commercial and education sectors. Adjusted EBITDA was $22.0 million for the second quarter of fiscal year 2019, compared with $16.0 million for the year-ago quarter, an increase of 38%. Adjusted EBITDA from Pac-Van and Lone Star increased by approximately 32% and 57% year-over-year, to $15.4 million and $6.6 million, respectively, from $11.7 million and $4.2 million, respectively, in the second quarter of fiscal year 2018.

North American manufacturing revenues for the second quarter of fiscal year 2019 totaled $3.6 million and included intercompany sales of $0.9 million from products sold to our North American leasing operations. This compares to $3.5 million of total sales, including $1.4 million intercompany revenues during the second quarter of fiscal year 2018. On a stand-alone basis, prior to intercompany adjustments, adjusted EBITDA was $228,000 for the quarter, as compared to $73,000 in the second quarter of fiscal year 2018.

Asia-Pacific
Revenues from the Asia-Pacific region for the second quarter of fiscal year 2019 totaled $31.4 million, compared with $38.9 million for the second quarter of fiscal year 2018, a decrease of 19%. On a local currency basis, total revenues decreased by approximately 14%. The decrease in revenues was driven primarily by decreases in the utilities and transportation sectors, as two large sales, totaling $10.5 million, that occurred in fiscal year 2018, were not repeated in fiscal year 2019. Leasing revenues increased by 2% on a year-over-year basis and 9% on a local currency basis, driven primarily by increases in the construction, consumer and industrial sectors. Adjusted EBITDA for the second quarter of 2019 was $8.6 million, as compared to $10.2 million for the same quarter last year, a decrease of approximately 16%. On a local currency basis, adjusted EBITDA decreased by approximately 9%.

Balance Sheet and Liquidity Overview

At December 31, 2018, the Company had total debt of $412.0 million and cash and cash equivalents of $5.8 million, compared with $427.2 million and $21.6 million at June 30, 2018, respectively. At December 31, 2018, our North American leasing operations had $56.3 million available to borrow under its $260 million credit facility, and our Asia-Pacific leasing operations had, including cash at the bank, $15.1 million (A$21.3 million) available to borrow under its senior credit facility.

During the first six months of fiscal year 2019, the Company generated cash from operating activities of $19.4 million, as compared to $14.6 million for the first six months of fiscal year 2018. For the first six months of fiscal year 2019, the Company invested a net $21.7 million ($16.6 million in North America and $5.1 million in the Asia-Pacific) in the lease fleet, as compared to $12.9 million in net fleet investment ($11.6 million in North America and $1.3 million in the Asia-Pacific) in the first six months of fiscal year 2018.

Receivables were $55.0 million at December 31, 2018, as compared to $50.5 million at June 30, 2018. Days sales outstanding in receivables at December 31, 2018, for our Asia-Pacific and North American leasing operations were 39 and 45 days, as compared to 35 and 47 days, respectively, as of June 30, 2018.

Outlook

On our first quarter earnings conference call, we stated that consolidated revenues for fiscal year 2019 were expected to be in the range of $365 million to $385 million and that consolidated adjusted EBITDA was expected to increase by 14% to 20% in fiscal year 2019 from fiscal year 2018. Based on our year-to-date results and assuming the Australian dollar averages 0.71 versus the U.S. dollar during the rest of fiscal year 2019, we now expect that consolidated revenues for fiscal year 2019 will be in the range of $370 million to $390 million and that consolidated adjusted EBITDA will increase by 20% to 25% in fiscal year 2019 from fiscal year 2018. This outlook does not take into account the impact of any additional acquisitions that may occur in fiscal year 2019.

Conference Call Details

Management will host a conference call today at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time) to discuss the Company's operating results. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 4458233. Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

A replay of the conference call may be accessed through February 25, 2019 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 4458233.

After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions. Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries. The Company’s Asia-Pacific leasing operations in Australia and New Zealand consist of wholly-owned subsidiary Royal Wolf Holdings Pty Ltd (www.royalwolf.com.au), the leading provider of portable storage solutions in those regions. The Company’s North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings. The Company also owns Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and, under the trade name Southern Fabrication Specialties (www.southernfabricationspecialties.com), other steel-related products in North America.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, increases in interest rates for our variable interest rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian resources industry or the U.S. oil and gas and construction industries, or a write-off of all or a part of our goodwill and intangible assets. These risks and uncertainties could cause actual outcomes and results to differ materially from those described in our forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by these cautionary statements. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact

Larry Clark
Financial Profiles, Inc.
310-622-8223

-Financial Tables Follow-

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(Unaudited)

	Quarter Ended December 31,		Six Months Ended December 31,
	2017	2018	2017	2018
Revenues
Sales:
Lease inventories and fleet	$36,065	$31,813	$61,447	$67,449
Manufactured units	2,080	2,671	3,983	6,509
	38,145	34,484	65,430	73,958
Leasing	53,985	63,509	103,617	121,827
	92,130	97,993	169,047	195,785

Costs and expenses
Cost of sales:
Lease inventories and fleet (exclusive of the items shown separately below)	25,900	23,289	44,310	50,110
Manufactured units	1,964	2,271	4,140	5,369
Direct costs of leasing operations	21,951	23,574	43,006	45,928
Selling and general expenses	17,725	20,350	37,228	39,663
Depreciation and amortization	9,531	11,054	19,657	21,055

Operating income	15,059	17,455	20,706	33,660

Interest income	23	33	38	81
Interest expense	(9,447)	(8,868)	(15,269)	(17,493)
Change in valuation of bifurcated derivatives in Convertible Note	(1,717)	(9,332)	(1,717)	(12,780)
Foreign exchange and other	(135)	(1,782)	(1,337)	(3,293)
	(11,276)	(19,949)	(18,285)	(33,485)

Income (loss) before provision for income taxes	3,783	(2,494)	2,421	175

Provision for income taxes	809	1,712	291	3,627

Net income (loss)	2,974	(4,206)	2,130	(3,452)

Preferred stock dividends	(922)	(922)	(1,844)	(1,844)
Noncontrolling interests	—	—	801	—

Net income (loss) attributable to common stockholders	$2,052	$(5,128)	$1,087	$(5,296)

Net income (loss) per common share:
Basic	$0.08	$(0.17)	$0.04	$(0.18)
Diluted	0.08	(0.17)	0.04	(0.18)

Weighted average shares outstanding:
Basic	26,636,594	29,907,679	26,624,141	28,649,451
Diluted	27,311,401	29,907,679	27,297,266	28,649,451

GENERAL FINANCE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)

	June 30, 2018	December 31, 2018
Assets
Cash and cash equivalents	$21,617	$5,848
Trade and other receivables, net	50,525	54,977
Inventories	22,731	36,978
Prepaid expenses and other	8,023	10,452
Property, plant and equipment, net	22,310	23,238
Lease fleet, net	429,388	448,454
Goodwill	109,943	110,924
Other intangible assets, net	25,150	23,851
Total assets	$689,687	$714,722

Liabilities
Trade payables and accrued liabilities	$50,545	$53,812
Income taxes payable	361	—
Unearned revenue and advance payments	19,226	20,208
Senior and other debt, net	427,218	412,020
Fair value of bifurcated derivatives in Convertible Note	15,583	16,910
Deferred tax liabilities	34,969	37,975
Total liabilities	547,902	540,925

Commitments and contingencies	—	—

Equity
Cumulative preferred stock, $.0001 par value: 1,000,000 shares authorized; 400,100 shares issued and outstanding (in series)	40,100	40,100
Common stock, $.0001 par value: 100,000,000 shares authorized; 27,017,606 shares issued and outstanding at June 30, 2018 and 30,309,821 at December 31, 2018	3	3
Additional paid-in capital	139,547	175,488
Accumulated other comprehensive loss	(17,091)	(17,568)
Accumulated deficit	(21,278)	(24,730)
Total General Finance Corporation stockholders’ equity	141,281	173,293
Equity of noncontrolling interests	504	504
Total equity	141,785	173,797
Total liabilities and equity	$689,687	$714,722

Explanation and Use of Non-GAAP Financial Measures

Earnings before interest, income taxes, impairment, depreciation and amortization and other non-operating costs and income (“EBITDA”) and adjusted EBITDA are non-U.S. GAAP measures. We calculate adjusted EBITDA to eliminate the impact of certain items we do not consider to be indicative of the performance of our ongoing operations. In addition, in evaluating adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the expenses excluded from our presentation of adjusted EBITDA. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. We present adjusted EBITDA because we consider it to be an important supplemental measure of our performance and because we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry, many of which present EBITDA and a form of adjusted EBITDA when reporting their results. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using adjusted EBITDA only supplementally. The following tables show our adjusted EBITDA and the reconciliation from net income on a consolidated basis and from operating income (loss) for our geographic segments (in thousands):
	Quarter Ended December 31,		Six Months Ended December 31,
	2017	2018	2017	2018
Net income (loss)	$2,974	$(4,206)	$2,130	$(3,452)
Add (deduct) —
Provision for income taxes	809	1,712	291	3,627
Change in valuation of bifurcated derivatives in Convertible Note	1,717	9,332	1,717	12,780
Foreign exchange and other	135	1,782	1,337	3,293
Interest expense	9,447	8,868	15,269	17,493
Interest income	(23)	(33)	(38)	(81)
Depreciation and amortization	9,668	11,155	19,992	21,258
Share-based compensation expense	439	663	2,097	1,341
Refinancing costs not capitalized	--	448	--	448
Adjusted EBITDA	$25,166	$29,721	$42,795	$56,707

	Quarter Ended December 31, 2017				Quarter Ended December 31, 2018
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$6,251	$10,093	$(77)	$(1,351)	$3,437	$15,228	$121	$(1,458)
Add -
Depreciation and amortization	3,936	5,778	137	9	5,016	6,227	101	3
Share-based compensation Xexpense	-	87	13	339	192	81	6	384
Refinancing costs not capitalized	-	-	-	-	-	448	-	-
Adjusted EBITDA	$10,187	$15,958	$73	$(1,003)	$8,645	$21,984	$228	$(1,071)
Intercompany adjustments				$(49)				$(65)

	Six Months Ended December 31, 2017				Six Months Ended December 31, 2018
	Asia-Pacific	North America			Asia-Pacific	North America
	Leasing	Leasing	Manufacturing	Corporate	Leasing	Leasing	Manufacturing	Corporate
Operating income (loss)	$7,054	$16,656	$(663)	$(2,610)	$5,853	$29,830	$609	$(2,924)
Add -
Depreciation and amortization	8,495	11,527	335	18	9,173	12,255	203	12
Share-based compensation Xexpense	1,207	193	26	671	384	162	12	783
Refinancing costs not capitalized	-	-	-	-	-	448	-	-
Adjusted EBITDA	$16,756	$28,376	$(302)	$(1,921)	$15,410	$42,695	$824	$(2,129)
Intercompany adjustments				$(114)				$(93)